                          AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT, dated as of February 10, 2000, is made by and among (i) Sean D. Mann, Roy E. Crippen III, Michael E. Mandt, Ali A. Husain and Robert E. Siegmann (each a "Shareholder," and collectively the "Shareholders"), and digital fusion, inc., a Florida corporation, located at 400 North Ashley, Suite 2600, Tampa, FL 33602 (the "Company"), and (ii) IBS Interactive, Inc., a Delaware corporation, located at 2 Ridgedale Avenue, Suite 350, Cedar Knolls, NJ 07927 (the "Buyer"), and Digital Fusion Acquisition Corp., a Delaware corporation (the "Merger Subsidiary") and a wholly owned subsidiary of the Buyer. The Company is sometimes referred to herein as the "Surviving Corporation."

               WHEREAS, the Company was organized under the laws of the State of Florida pursuant to articles of incorporation filed on May 5, 1997; and

               WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares (the "Shares") of the capital stock of the Company; and

               WHEREAS, the Shareholders and the Buyer desire that the Merger Subsidiary merge (the "Merger") with and into the Company with the result that the separate existence of the Merger Subsidiary will cease and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of the Buyer; and

               WHEREAS, the directors and Shareholders of the Company have determined that the Merger is in the best interests of the Company and Shareholders and have duly adopted resolutions declaring the Merger to be advisable and approving this Agreement and the transactions contemplated hereby; and

               WHEREAS, the directors of the Buyer have determined that the Merger is in the best interests of the Buyer and have duly adopted resolutions declaring the Merger to be advisable and approving this Agreement and the transactions contemplated hereby; and

               WHEREAS, the sole director and stockholder of the Merger Subsidiary have determined that the Merger is in the best interests of the Merger Subsidiary and its stockholder and have duly adopted resolutions declaring the Merger to be advisable and approving this Agreement and the transactions contemplated thereby.

               NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby and in consideration of the mutual covenants contained herein, agree as follows:

   1   THE MERGER.

 1.1 THE MERGER. Upon the terms and conditions hereinafter set forth and in accordance with the Florida Business Corporation Act (the "FBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), the Merger Subsidiary shall be merged with and into the Company and thereupon, pursuant to the DGCL, the separate existence of Merger Subsidiary shall cease and the Company shall continue to exist as the Surviving Corporation under and be governed by the FBCA.

 1.2 EFFECT OF THE MERGER. After the Effective Time, pursuant to the FBCA and the DGCL, the separate existence of the Merger Subsidiary shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of the Merger Subsidiary and shall be subject to all the debts and liabilities of the Merger Subsidiary in the same manner as if the Surviving Corporation had itself incurred them.

 1.3 ADOPTION BY SHAREHOLDERS OF THE COMPANY. Prior to the execution of this Agreement, the Shareholders of the Company have adopted this Agreement and approved the transactions contemplated herein as permitted by the FBCA and the Company's articles of incorporation and bylaws.

 1.4 ADOPTION BY THE SOLE STOCKHOLDER OF MERGER SUBSIDIARY. Prior to the execution of this Agreement, the Buyer, as the sole stockholder of the Merger Subsidiary, has adopted this Agreement and approved the transactions contemplated herein and the Certificate of Merger by written consent action as permitted by the DGCL and the Merger Subsidiary's Certificate of Incorporation and Bylaws.

 1.5 CONSUMMATION OF THE MERGER. The Merger shall become effective upon the filing with the Secretary of State of the state of Delaware of a duly executed Certificate of Merger in the form of Exhibit A (the "Delaware Certificate of Merger") and with the Secretary of State of the state of Florida of a duly executed Certificate of Merger in the form of Exhibit B (the "Florida Certificate of Merger"). The Merger shall be effective when both Certificates of Merger have been filed. The date and time when the Merger is effective is referred to as the "Effective Time."

 1.6 CHARTER; BYLAWS; DIRECTORS AND OFFICERS. The articles of incorporation of the Company from and after the Effective Time shall be the articles of incorporation of the Surviving Corporation as provided by the FBCA. The Bylaws of the Company from and after the Effective Time shall be the Bylaws of the Surviving Corporation. The initial directors and officers of the Surviving Corporation on and after the Effective Time shall be the directors and officers, respectively, of the Merger Subsidiary immediately prior to the Effective Time, in each case until their respective successors are duly elected and qualified.

2      CONVERSION OF SHARES.

2.1 CONVERSION OF SHARES. By virtue of the Merger and without any action on the part of the holders of capital stock of the Company, at the Effective Time all outstanding shares of capital stock of the Company shall be converted into (i) 975,000 shares of the Buyer's Common Stock, par value $.01 per share (the "IBS Stock"), subject to adjustment as set forth in Section 2.4 with respect only to the Reserved Shares referred to in that Section (collectively, the "Stock Consideration Shares") and (ii) $500, 000 in aggregate principal amount of unsecured, subordinated promissory notes of Buyer (the "Notes"). The form of
Note is attached as Exhibit C hereto.

2.2 The Stock Consideration Shares and Notes shall be paid by the Buyer to the Shareholders in the following manner:

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        (A)               At  the  Closing,  the  Buyer  shall  deliver  to  the
               Shareholders, pro rata as set forth in the Disclosure Letter (a copy of which is attached hereto as Exhibit E), all of the Notes and 925,000 of the Stock Consideration Shares (the "Closing Shares"). The Buyer shall cause the Closing Shares to be newly-issued shares of IBS Stock free and clear of any and all Encumbrances (as defined in Section 4.2), including but not limited to any Encumbrance that may result in any adjustment such as that provided in Section 2.4 below with respect to the Reserved Shares.

        (B) Within five business days after the date on which the amount of the Liabilities (as defined in Section 2.4) becomes final and binding upon the parties (the "Adjustment Date"), the Buyer shall deliver to the Shareholders, pro rata as set forth in the Disclosure Letter, 50,000, of the Stock Consideration Shares, or such fewer number of Stock Consideration Shares as may have been determined pursuant to the adjustment provisions of Section 2.8(b) (such adjusted number of Stock Consideration Shares, the "Reserved Shares"). The Buyer shall cause the shares of IBS Stock to be delivered pursuant to this provision to be newly-issued shares of IBS Stock, free and clear of any and all Encumbrances, including but not limited to any Encumbrance that may result in any further adjustment such as that provided in Section 2.8(b) below. At or before the Closing, the Buyer shall give written instructions to its transfer agent, Continental Stock Transfer & Trust Company (the "Reserve Agent"), to hold in reserve for issuance pursuant to this provision an aggregate of 50,000 shares of IBS Stock.

 2.3     [INTENTIONALLY LEFT BLANK].

 2.4 Except as provided in section 2.4(b) below, within five calendar days after the date which is 18 months from the date of the Closing Date (the "Reconciliation Date"), the Buyer and the Shareholders' Agent (as defined in Section 14.16 below) shall determine the dollar value of "Liabilities." "Liabilities" shall mean any and all claims, losses, damages, expenses, impairment of assets requiring a write-down to net realizable value, or liabilities, including, without limitation, reasonable attorneys', accountants' and other professional fees (collectively, the "Liabilities"), which have been asserted against, sustained, suffered or incurred by the Buyer or the Surviving Corporation, or their respective officers, directors, and/or legal representatives, arising from or by reason of or in connection with:
         (i) any breach of the respective representations, warranties and covenants made by Shareholders and/or the Company herein, (ii) the operation of the Company before the Closing Date, (iii) adjustments affecting the Company's unaudited 1999 financial statements arising from an independent audit; (iv) any taxes owed or payable by the Company with respect to any taxable year or portion thereof ending on or before the Closing Date to the extent such taxes are not reflected in the reserve for taxes (if any) shown on the Balance Sheet (as defined in Section 4.8(ii)), and (v) any other Liabilities asserted against, sustained by or incurred by the Buyer or the Company related to, associated with, or arising from any and all liabilities and obligations of the Company, but in all cases Liabilities shall not include: (a) obligations and liabilities to the extent reserved against on the Balance Sheet, (b) obligations and liabilities incurred in the ordinary course of business since the date of the Balance Sheet and consistent with past practice, (c) obligations and liabilities of the Company for future performance under any contracts, agreements and instruments to which the Company is a party, which contracts, agreements and instruments are listed in the Disclosure Letter, (d) obligations or liabilities of the Buyer, (e) obligations or liabilities incurred in connection with the operation of the business of the Company after the Closing Date, (f) obligations and liabilities to the extent of any recognized tax benefit or collection from insurance policies prior to the Reconciliation Date, and (g) any single Liability (which shall include all claims, losses, damages, expenses or liabilities for, including, without limitation, reasonable attorneys', accountants' and other professional fees related to such Liability) which amounts to less than $15,000. Any adjustments made to the number of Reserved Shares under Section 2.8 shall exclude timing differences based on period-to-period comparisons. Any adjustments to revenue under this Section 2.4 shall be multiplied by a factor of 1.5. Notwithstanding the foregoing (i) no adjustment pursuant to Section 2.8 shall be made until the Liabilities equal at least $100,000 in the aggregate and (ii) in any event, the Liabilities shall not exceed $3,500,000. The shareholders may, at their discretion, reduce the value of any adjustments to be made to the number of Reserved Shares pursuant to Section 2.8(b) by paying to Buyer any such amounts in cash.

 2.5 If the Shareholders' Agent and the Buyer are unable to agree on the amount of the Liabilities within seven days after the Reconciliation Date, then upon the request of the Shareholders' Agent or the Buyer, the parties shall engage in mediation for a period of 15 days to attempt to resolve the dispute with a mediator mutually acceptable to the parties.

 2.6 If the Shareholders' Agent and the Buyer are unable to agree on a mediator or are unable to resolve the issue within 30 days, then upon the request of either the Shareholders' Agent or the Buyer, the amount of the Liabilities shall be determined by a firm of certified public accountants who shall be independent of both the Buyer and the Shareholders (the "Arbiter") and who shall be acceptable to both parties. If the Buyer and the Shareholders' Agent are unable to agree upon an Arbiter, then at the request of either Party, an Arbiter shall be selected by the American Arbitration Association. The Arbiter shall be instructed to make a determination as promptly as possible and the determination of the Arbiter shall be final and binding upon the parties.

2.7 MERGER SUBSIDIARY'S SHARES. Each of the shares of common stock, par value $.01, of the Merger Subsidiary (the "Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall, upon surrender of the certificate formerly representing the Merger Subsidiary's Common Stock, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.8 ADJUSTMENTS FOR LIABILITIES. (A) On the Adjustment Date, without further act by any of the parties, the then aggregate principal amount of the Notes shall be reduced to an amount (no less than 0) equal to the product of (x) the aggregate principal amount of the Notes immediately prior to making the reduction and (y) a fraction, the numerator of which is $500,000 MINUS the amount of Liabilities and the denominator of which is $500,000 (the "Adjustment Fraction"). On the

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

         Adjustment Date, the aggregate amount of accrued and unpaid interest on the Notes shall be reduced to an amount (no less than 0) equal to the product of (xx) the aggregate amount of accrued and unpaid interest on the Notes immediately prior to making the adjustment and (yy) the Adjustment Fraction. The foregoing adjustments shall be made ratably to each Note based on the outstanding principal amount thereof relative to the aggregate outstanding principal amount of all of the Notes.

         (b) If the Liabilities exceed $500,000 (the amount of such excess is referred to as the "Excess"), the number of Reserved Shares, if any, to be delivered by the Reserve Agent to the Shareholders shall be determined by dividing (i) the amount, if any (but not less than 0) determined by subtracting the Excess from the amount of the Stock Price multiplied by the number of Reserved Shares by (ii) the "Stock Price". Stock Price means the average of the opening and closing prices of IBS stock for ten (10) consecutive trading days ending three (3) trading days prior to the Closing Date.

 2.9 CLOSING OF STOCK TRANSFER BOOKS. On and after the date of this Agreement there shall be no transfers on the stock transfer books of the Company of shares of capital stock of the Company that were issued and outstanding immediately prior to the date hereof.

 2.10 TRANSFER RESTRICTION AGREEMENT. Sean D. Mann and Roy E. Crippen III shall and the Buyer shall cause Nicholas R. Loglisci, Jr., Clark D. Frederick and Frank Altieri to enter into, a stock transfer restriction agreement substantially in the form attached as Exhibit D hereto, to be effective upon Closing.

3 CLOSING. The closing of the purchase and sale of the Shares and the other matters contemplated by this Agreement (the "Closing") shall take place at 10 a.m. on March __, 2000, at the offices of the Buyer at its address contained in the first paragraph of this Agreement or at such other time and place as mutually agreed upon by the parties, time being of the essence (the "Closing Date"). The parties shall use good faith efforts to satisfy their respective conditions to Closing. If for any reason the Closing does not occur on or prior to April 15, 2000, this Agreement shall terminate with no liability to any party hereto.

4 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND COMPANY. Except as set forth below, each of the Shareholders severally and the Company, jointly with the Shareholders, hereby represents and warrants to Buyer as follows, and acknowledges that the Buyer is relying upon such representations and warranties, respectively, in connection with the merger contemplated herein:

 4.1 LEGAL CAPACITY; NO RESTRICTIONS. Each Shareholder individually represents and warrants as to himself that such Shareholder (i) has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (ii) all acts required to be taken by such Shareholder to enter into this Agreement and to carry out the transactions contemplated hereby has been properly taken; and (iii) this Agreement has been duly and validly executed by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms. Each Shareholder individually represents as to himself that the execution, delivery and performance of this Agreement by such Shareholder in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the articles of incorporation, as now in effect, or by-laws, as now in effect, of the Company, or (b) any material franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which such Shareholder or the Company is a party or by which either of them (or any of their assets, properties, operations or businesses) may be bound, subject to or affected.

 4.2 OWNERSHIP. Each Shareholder individually represents and warrants as to himself that such Shareholder owns the number of Shares of issued and outstanding capital stock of the Company as set forth in the Disclosure Letter. Each Shareholder individually represents and warrants as to himself that such Shareholder is the registered holder and beneficial owner of his portion of the Shares, free and clear of any and all Encumbrances (the term "Encumbrances" as used herein shall mean a mortgage, lien, encumbrance, security interest, restriction, pledge, options, calls, assessments, adverse claims or rights with respect to the property involved). Each Shareholder individually represents and warrants that (a) such Shareholder has all legal right, title and authority to transfer the Shares to the Buyer as contemplated hereby and (b) the assignment, transfer and sale of the Shares to the Buyer in accordance with Section 1 hereof will vest in Buyer full right, title and interest in and to all of the Capital Stock (as defined below) of the Company, free and clear of any and all Encumbrances.

 4.3 SHAREHOLDERS INTEREST IN SIMILAR BUSINESSES. Except as set forth in the Disclosure Letter to this Agreement, each Shareholder individually represents and warrants that such Shareholder has no financial interest in any person, firm or entity (other than the Company) which is, or since May 5, 1997 was, directly or indirectly, engaged in any business engaged in by the Company, or which is a party to any material agreement to which the Company is also a party. Notwithstanding the foregoing, the Shareholders shall not be in violation of this Section
         4.3 solely by owning or investing in less than 1% of the securities of any publicly traded company or less than 5% of the securities of any publicly traded company as set forth in the Disclosure Letter.

 4.4 OWNERSHIP INTERESTS. The authorized capital stock of the Company consists of 3,500,000 shares of common stock, par value $0.01 per share (the "Capital Stock"). The issued and outstanding Capital Stock of the Company and the respective holders thereof are as set forth in the Disclosure Letter. All issued Capital Stock of the Company is duly authorized, validly issued and fully paid and non-assessable. Except as set forth in the Disclosure Letter: (i) no options, warrants or other rights for the purchase of any of the Capital Stock of the Company or any security convertible into such Capital Stock are authorized and outstanding; (ii) there are no voting trusts or other contractual commitments or understandings with respect to the ownership, transfer and/or voting of the Capital Stock; and (iii) there are no contracts, commitments or understandings (oral or written) to issue any additional

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

         Capital Stock or options, warrants or other rights to acquire Capital Stock of the Company, and there are no securities or rights of any kind outstanding that are convertible into or exchangeable for any Capital Stock or other interests in the Company. The execution and delivery by the Shareholders of this Agreement and the performance by the Shareholders of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate and stockholder actions on the part of the Shareholders and the Company.

 4.5 SUBSIDIARY; INVESTMENTS IN OTHERS. The Company has no subsidiaries and does not: (i) own, directly or indirectly, any capital stock or other securities of, or any other interest in, another corporation; or (ii) have any interest, directly or indirectly, in any unincorporated association, partnership, joint venture or other entity, nor has the Company made any commitment to purchase any capital stock of, or otherwise made any investment in, any other corporation, unincorporated association, partnership, joint venture or other entity.

 4.6 COMPANY EXISTENCE AND POWER. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida. The Company transacts business only in the state of Florida and the other states listed in the Disclosure Letter. The Company is duly qualified to transact business in every state in which it transacts business, except where failure to be so qualified would not have a material adverse effect on the Company. The Company has the power to own, lease or operate its properties and to carry on its business as now being conducted. The Company has furnished to the Buyer true and complete copies as the same are currently in effect of (i) the articles of incorporation of the Company and all amendments thereto, certified by the Secretary of State of Florida and certified as true and correct by the Shareholders, and (ii) the by-laws, as currently amended and in effect, of the Company, certified as true and correct by the secretary of the Company. The Company has the requisite corporate power to execute and deliver this Agreement and perform the transactions contemplated hereby to be performed by it. The execution and delivery by Company of this Agreement and the performance by Company of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate and stockholder actions on the part of Company. This Agreement has been duly executed and delivered by a duly authorized officer of Company and, assuming the due execution and delivery of this Agreement by the Buyer, constitutes a valid and binding obligation of Company enforceable against the Company in accordance with its terms.

 4.7     NO  CONFLICTS.  The  execution  and  delivery of this  Agreement by the
         Company does not, and the performance by the Company of the transactions contemplated hereby to performed by it will not (i) conflict with the articles of incorporation or by laws of the Company,
         (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which Company is a party or to which it is bound, (iii) constitute a violation of any law or regulation applicable to Company, or (iv) result in the creation of any Encumbrance upon any of the assets of the Company.

4.8     FINANCIAL STATEMENTS.

        (A) The Shareholders have delivered to the Buyer the following financial statements (collectively, the "Financial Statements"), all of which have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated (except, as to the Interim Financial Statements, subject to normal recurring year end adjustments), and fairly present, in all material respects, the financial condition of the Company as of their respective dates and the results of the operations, and, as to the Audited Financial Statements, changes in stockholders' equity and cash flows of the Company for the periods covered thereby:

        (I) the audited balance sheets of the Company as of December 31, 1997 and 1998, and the related audited statements of income, changes in stockholder's equity and cash flows (the "Audited Financial Statements"), together with audit reports with respect thereto by Ernst & Young, certified public accountants, as well as tax returns, for the years then ended;

       (II) the unaudited balance sheet of the Company (the "Balance Sheet") as of December 31, 1999 (the "Balance Sheet Date"), and the related unaudited income statement for the twelve months then ended (a copy of which is attached to the Disclosure Letter; the "Interim Financial Statements"), and audited statements for the year ended December 31, 1999 by April 15, 2000;

        (B) The Interim Financial Statements reflect all loan agreements, indentures, mortgages, salaries and expenses, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties and lease purchase agreements to which the Company is a party or by which any of its properties is bound.

        (C) Without limiting the generality of the foregoing provisions of this Section 4.8, except as set forth in the Disclosure Letter, the Financial Statements have been prepared on the following bases:

        (I) all fixed assets and equipment have been valued at actual cost less accumulated depreciation, and no asset has, directly or indirectly, been written up;

        (II) the statements of income do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein;

        (III) pension, benefit and welfare plan payments and severance pay have been accrued for each affected employee of the Company as of the Balance Sheet Date, on the basis of benefits customarily granted. The Company's aggregate liability for vacation and sick pay does not exceed $75,000. The terms and amounts of bonuses related to the year ended December 31, 1999 are to be consistent with bonuses paid and earned in previous periods. All future bonuses are discretionary and no employee of the Company has any contractual rights to a bonus for any period during the fiscal year ending December 31, 2000;

        (IV)      transactions between the Company's  stockholders  or   related
               parties and any affiliate, or transactions the ascribed value of which was de minimus, thereof are fully disclosed;

        (V) Except as set forth in the Disclosure Letter, the accounts receivable of the Company included in the Balance Sheet are collectible in full, net of the applicable reserve for doubtful accounts, over the period of usual trade terms (by use of the Company's normal collection methods), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such net receivables, and all such net receivables are actual and bona fide receivables representing the total net dollar amount thereof shown on the books of the Company; and

        (VI) the Company has no liabilities, whether absolute, accrued, contingent or otherwise, except (A) as and to the extent reflected or reserved against on the Balance Sheet, (B) those incurred in the ordinary course of business and consistent with prior practices, not in the aggregate materially adverse, since the Balance Sheet Date or otherwise disclosed in the Disclosure Letter, (C) obligations and liabilities of Company for future performance under contracts, agreements and instruments to which the Company is a party, which contracts, agreements and instruments are listed in the Disclosure Letter, or (D) such liabilities which were not required to have been disclosed on the Balance Sheet, as of said date, in accordance with generally accepted accounting principles. To the Shareholders' knowledge, there are no facts or circumstances existing on the date hereof that could be reasonably likely to result in the occurrence of any such Liability.


4.9      TAXES.

        (A) All federal, state, local and foreign income, excise, property, sales and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by the Company and by any other person, firm or corporation which will or may be liabilities of the Company, for all periods ending on or before the Balance Sheet Date, have been paid in full, or have been fully reserved against on the Balance Sheet.

        (B) The Company has filed all federal, state, local and foreign income, excise, property, sales, withholding, social security, information returns and other tax returns, reports and related information ("Returns") required to have been filed by it prior to the date hereof, and no extensions of the time for filing a Return is presently in effect. The Returns that have been filed have been accurately prepared and have been duly and timely filed. The Company is not and has never been a member of any affiliated group filing a consolidated tax return. None of the Company's Returns have been examined by any governmental or other authority exercising any taxing or tax regulatory authority for any fiscal years or periods since it came into business. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return, or payment of any tax, governmental charge, assessment, deficiency, penalties, fines or interest by the Company.

        (C) There is no action, suit, proceeding, investigation or claim now pending or, to the best of the Shareholders knowledge, threatened against the Company in respect of taxes, governmental charges or assessments, or any matter under discussion with any governmental or other taxing authority relating to taxes, governmental charges or assessments asserted by any such authority.

  4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, the Company has not:

        (A) issued, delivered or agreed to issue or deliver any Capital Stock, bonds or other Company securities, or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereto except as contemplated herein;

        (B) borrowed or agreed to borrow any funds in excess of the amount thereof shown on the Balance Sheet;

        (C) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except obligations and liabilities incurred in the ordinary course of business and consistent with prior practice;

        (D) discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities not in excess of $25,000 incurred since the Balance Sheet Date in the ordinary course of business and consistent with prior practice;

        (E) sold, transferred, leased to others or otherwise disposed of any material amount of assets, except for inventories sold for fair consideration in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any material debt or claim, or waived or released any material right of substantial value;

        (F) except as set forth in the Disclosure Letter, received any notice of termination of any contract, lease or other agreement, lost any significant customer, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or might reasonably be expected to have, a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations or prospects;

        (G) reduced its inventories or supplies below normal and adequate levels for the continuation of business in the usual course;

        (H) encountered any labor union organizing activity, had any actual or, to the knowledge of the Shareholders, threatened employee strikes, work stoppages, slowdowns or lockouts, or any other labor trouble other than routine grievance matters none of which is material, or had any material adverse change in its relations with its employees, agents, customers or suppliers;

        (I) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

        (J) except in the ordinary course of business consistent in all respects (including as to amount) with past practice, or as set forth in the Disclosure Letter, made any accrual or arrangement for any payment or any bonus, or any severance or termination pay to (a) any present or former officer or employee who is or was receiving compensation at an annual rate in excess of $50,000; or
               (b) any person, firm or corporation which is or was furnishing professional or consulting services to the Company;

        (K) increased the rate of compensation payable or to become payable by it to any of its directors, officers or employees who is or was receiving compensation at an annual rate in excess of $50,000 or whose resulting compensation will exceed $55,000 annually; entered into an employment agreement or amended any employment agreement for any such person; or made any material increase in any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer or employees;

        (L) except as set forth in the Disclosure Letter, declared or made, or agreed to declare or make, any payment of distributions of any assets of any kind whatsoever to the Shareholders or any affiliate of the Shareholders, or purchased or redeemed, or agreed to purchase or redeem, any of the Company's Capital Stock, or made or agreed to make any payment to the Shareholders or any affiliate of the Shareholders, whether on account or with respect to long-term debt, management fees or otherwise;

        (M) suffered any other change, event or condition which, in any case or in the aggregate, has had or is reasonably expected to have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations, business or, except as set forth in the Disclosure Letter, prospects; or,

        (N) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses.

4.11     PROPERTIES.

        (A) Set forth in the Disclosure Letter is a description of all real property owned by the Company or in which the Company has a leasehold or other interest or which is used by the Company in connection with the operation of its business, together with a description of each lease, sublease, license or any other instrument under which the Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

        (B) Except as set forth in the Disclosure Letter, the Company has good and marketable title to all its properties and assets, including, without limitation, those reflected in its books and records and in the Balance Sheet except (i) inventory sold for fair consideration or consumed after the Balance Sheet Date in the ordinary course of business, and (ii) assets no longer used or useful in the conduct of its business which in the aggregate do not have a fair market value in excess $25,000, the sale of which does not conflict with or constitute a breach of the representations, warranties or provisions of this Agreement.

        (C) None of the properties and assets of the Company are subject to any Encumbrance or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for (i) those which are set forth in the Balance Sheet as securing specific liabilities, or (ii) as set forth in the Disclosure Letter. All the properties and assets owned, leased or used by the Company are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes used, and are adequate and sufficient for all current operations, and meet all applicable laws, rules and regulations relating to such property in all material respects. All leases are in full force and effect and true and complete copies of all leases have been delivered to the Buyer or their representatives.

4.12     PERMITS AND LICENSES; COMPLIANCE WITH LAW.

        (A) Except as set forth in the Disclosure Letter, all licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, "Governmental Authorizations") from federal, state, local and foreign governmental and regulatory bodies held or required to be held by the Company in connection with its ownership and lease of real and personal property and the operation of its business have been obtained, except where the failure to obtain such Governmental Authorization would not reasonably be expected to have a material adverse effect upon the Company. The Company is in compliance in all respects with the material terms of such Governmental Authorizations held by it or applicable to it and with all material requirements, standards and procedures of the federal, state, local and foreign governmental or regulatory bodies which issued them. Except as set forth in the Disclosure Letter, the Company is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements and standards of procedures which are applicable in any material respect to its business.

        (B) The Disclosure Letter includes, to the extent that any of the following exists: (i) a list of each adjudged violation; and (ii) a list of each asserted violation, notice of inspection, inspection report or any other written report (excluding Returns) delivered by any governmental or regulatory agency to the Company or delivered by the Company to any governmental or regulatory agency relating to enforcement of or compliance with any of such laws, ordinances, codes, regulations, orders, requirements, standards and procedures material to the Company.

        (C) Except as set forth in the Disclosure Letter, (i) the Company has complied with all existing federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its business, properties or operations as presently conducted, except where the failure to so comply would not have a material adverse effect upon the Company, and neither the ownership nor use of the Company's properties nor the conduct of its business conflicts in any material way with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of (a) the certificate of incorporation or by-laws of the Company, as presently in effect, or (b) any material mortgage, indenture, deed of trust or material Encumbrances, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which the Company is a party or by which it or any of its properties, assets or operations may be bound or affected or which might materially adversely affect any such properties, assets or operations and (ii) the Shareholders do not know of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of the Company and which might materially adversely affect its properties, assets, operations or prospects either before or after the Closing Date.

        (D) Without limiting the generality of the foregoing, to the knowledge of Shareholders, neither the Shareholders nor the Company nor any officer, director, employee or agent of the Company has, directly or indirectly, made, promised to make, or authorized the making of, an offer, payment or gift of money or anything of value to any government official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of the Company where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor have they maintained cash or anything of value, in an account or otherwise, not properly and accurately accounted for on the books and records of the Company for this purpose.

4.13 CONTRACTS WITH CUSTOMERS AND OTHERS. Except as set forth in the Disclosure Letter, none of the customers or other persons which are parties to any agreements to which the Company is a party has notified the Company of any intention to terminate its contract or arrangement for service as a result of the transactions consummated hereby or otherwise.

4.14 PRODUCT WARRANTIES AND GUARANTEES. Except with respect to product warranties or guarantees of any nature described in the Disclosure Letter and provided by the Company in the ordinary course of business, the Company is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities
(contingent or otherwise) or indebtedness of any other person, firm or corporation.

4.15     MATERIAL AGREEMENTS; VALIDITY; NO DEFAULT.

        (A) The Disclosure Letter sets forth a description of (i) all agreements pursuant to which the Company has acquired the business or any substantial portion of the assets of any other person, firm or corporation and pursuant to which the Company has any continuing obligation, and any claims by parties other than the Company with respect thereto; (ii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party relating to the sale or furnishing by it of goods or services where the consideration for such sale is $25,000 or more, in any single case, any claims by parties other than the Company with respect thereto, and any express product guarantees or warranties made by the Company relating to its goods or services; (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party relating to the purchase by it of goods or services where the consideration for such purchase is $25,000 or more, in any single case, and any claims by the Company with respect thereto; and (iv) all contracts, agreements and commitments not yet fully performed, pursuant to which the Company will acquire the business or any substantial portion of the assets of any other person, firm or corporation.

        (B) All the contracts, agreements, leases, licenses and commitments required to be listed in the Disclosure Letter are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Except as set forth in the Disclosure Letter, there is not under any such contract, agreement, lease, license or commitment (i) any existing material default by the Company or any event which, after notice or lapse of time, or both, would constitute a material default by the Company or result in a right to accelerate by any other person or a loss of any rights of the Company and (ii) to the Shareholders' knowledge, any default by any other person, or any event which, after notice or lapse of time, or both, would constitute a default by any such person or result in a right to accelerate by the Company or a loss of any rights of any such person. None of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the business, properties, assets, earnings or prospects of the Company, except as disclosed in the Disclosure Letter.

        (C) The Company is not a party to or bound by any contract, agreement, lease, license or commitment which, upon performance, is reasonably expected to result in any loss or liability to the Company. True and complete copies of all contracts, agreements, leases, licenses, commitments and other documents listed in the Disclosure Letter (together with any and all amendments thereto) have been delivered to Buyer or its representatives.

4.16     INTELLECTUAL PROPERTY.

        (A) Set forth in the Disclosure Letter is a description of all patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, copyrights and copyright registrations, and applications therefor, computer software and software licenses of the Company (the "Intellectual Property").

        (B) Except as set forth in the Disclosure Letter, the Company owns or possesses the royalty-free license or other right to use all patents, patent applications, patent licenses, trademarks, trademark registrations and applications therefor, service marks, service names, trade names, domain names, copyrights, and copyright registrations, and applications therefor, computer software and software licenses which are necessary to conduct its business as presently operated without conflict with or infringement upon any valid rights of others. To the
               Shareholders' knowledge, no person, firm, corporation or other entity is entitled to restrain the Company from using any such copyright, trademark, service mark, service name, trade name, domain names or patent. The Company has not received any notice claiming that it is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, domain name, patents, patent rights, licenses or trade secrets owned by any person, firm, corporation or other entity.

        (C) Except as set forth in the Disclosure Letter, there are no outstanding options, licenses or agreements of any kind with respect to the Intellectual Property. Neither Shareholders nor the Company's managers or employees or any affiliate thereof has any interest in any Intellectual Property.

4.17 CONSENTS. Except as contemplated in this Agreement or as set forth in the Disclosure Letter, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by the Company or the Shareholders, (i) in order for this Agreement to constitute legal, valid and binding obligations of the Shareholders and the Company or to authorize or permit the consummation by the Shareholders and the Company of the transactions contemplated hereby and thereby or (ii) under or pursuant to any governmental or quasi-governmental permits, licenses, consents, authorizations or approvals held by or issued to the Company (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the transactions contemplated hereby.

4.18 OTHER RECEIVABLES. Except as set forth in the Disclosure Letter, all receivables of the Company (including loans receivable and advances) other than accounts receivable which are reflected in the Balance Sheet and are addressed in Section 4.8(v) above, and all such receivables which have arisen since the Balance Sheet Date, constituted and will constitute only valid claims against third parties not affiliated with the Company, arising only from bona fide transactions in the ordinary course of business and shall be (or have been) fully collected or collectible when due in accordance with the usual terms customarily utilized by the Company without resort to litigation and without defense, offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts. The Shareholders have delivered to the Buyer an aging schedule for the accounts receivable of the Company at the Balance Sheet Date.

4.19 LITIGATION. Except as set forth in the Disclosure Letter, there is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the knowledge of the Shareholders, threatened, against or relating to the Company, its properties, assets, business or Capital Stock or the transactions contemplated by this Agreement, and the Shareholders does not know of any basis of the same. Except as disclosed in the Disclosure Letter, there is no continuing order, injunction or decree of any court, arbitrator or governmental authority to which the Company is a party or by which the Company or its assets, properties, business or Capital Stock are bound.

4.20     EMPLOYEE PLANS.

        (A) The Disclosure Letter sets forth a description of all Employee Plans (as defined below), the financial and actuarial condition of such plans, the extent to which they are funded, and the actuarial assumptions utilized in calculating the financial condition thereof. "Employee Plans" means all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock options, bonus or other incentive plans, severance plans, or other employee benefit plans or arrangements, whether or not funded, covering any of the Company's current or former officers, employees, directors or consultants or to which the Company is a party or bound or otherwise may have any liability to any person (including any such plan formerly maintained or in connection with which the Company may have any liability to any person after the Closing, and any such plan which is a multi-employer plan.

        (B)              No  Employee  Plan  fails  to  comply  with  applicable
                    provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, in such a manner as to constitute, in the aggregate, a material adverse event. Except as shown on Disclosure Letter, each such plan is a "qualified" plan under section 401(a) of the Internal Revenue Code.

        (C)            Complete and correct copies of all determination  letters
                    issued by the Internal Revenue Service relating to any qualified plans under Section 401(a) of the Internal Revenue Code have previously been delivered to Buyer. No facts or circumstance, including, without limitation, any "reportable events" as defined in ERISA and the regulations promulgated under ERISA, exist in connection with such plans which constitute, in the aggregate, a material adverse event, or which might constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, nor does any such plan have any funding deficiency.

        (D)             The Company has  complied  with  and  performed  in  all
                    material respects all contractual obligations required by it to be performed with respect to any Employee Plan or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company to any Employee Plan prior to the date hereof have been made. Except as disclosed in the Disclosure Letter, the Company has not communicated generally to its employees regarding any material increases of benefit levels (or creation of material new benefits) with respect to any Employee Plan beyond those reflected in the current Employee Plans.

        (E)              Except  as  set  forth  in  the Disclosure  Letter, the
                    Company has not participated in or incurred an obligation to contribute to any Multiemployer Plan (as defined in Section 3(37) of ERISA) or incurred or been notified of any withdrawal liability in respect of any such plan.

4.21 INSURANCE. Set forth in the Disclosure Letter is a description of all fire, theft, casualty, liability and other insurance policies insuring the Company, all performance bonds, customs bonds and the like maintained by, or for the benefit of, the Company, and all life insurance policies maintained for any of its employees, specifying with respect to each such policy or bond the name of the insurer or issuer, the risk insured against or covered thereby, the limits of coverage, the deductible amount (if any), the premium rate or cost and the date through which coverage will continue by virtue of premiums already paid. The Company maintains adequate insurance coverage for all normal risks incident to the Company's assets, properties and business operations. Other than as presented in the Disclosure Letter, there are no services provided by the Company that are not covered by insurance. Such insurance will continue to be in force as of the Closing Date.

4.22 DISCLOSURE. No representation or warranty by the Shareholders contained in this Agreement, and no information contained in the Disclosure Letter or any other instrument furnished or to be furnished to Buyer pursuant to this Agreement as of the date of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.23 BANK ACCOUNTS. The Disclosure Letter sets forth the name of each bank or other financial institution in which the Company has an account or safe deposit box or vault arrangement and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

4.24 EMPLOYEE MATTERS. The Disclosure Letter sets forth (i) the name of each employee of the Company; the amount paid to him or her for services rendered during the calendar years 1997, 1998 and 1999; the current annual rate of his compensation; a list of all written contracts of employment of the Company and all consulting agreements with the Company and the terms thereof; (ii) a list of all collective bargaining or other labor agreements, if any, to which the Company is a party;
         (iii) a list of all affirmative action plans or other such plans in effect since May 5, 1997; (iv) a list of all union organizing efforts conducted or being conducted or threatened with respect to employees of the Company; all labor-related work stoppages experienced by the Company since May 5, 1997; (v) a list of all reports filed since May 5, 1997, with governmental agencies relating to equal employment opportunities and employment of protected minorities (including women and persons over age 40); (vi) a list of all decisions rendered by governmental agencies (including Courts and the Equal Employment Opportunity Commission) with respect to claims or complaints filed alleging unlawful, discriminating employment practices; and all such claims or complaints now pending; and (vii) the names of the managers of the Company now in office. Other than as set forth in the Disclosure Letter, the Company has no employment agreements with any of its employees other than At-Will employment agreements that give the Company the right to terminate at any time any such employee without notice or cause.

4.25 FINDERS' AND BROKERS' FEES. Neither the Shareholders nor the Company, nor anyone on behalf of any such persons, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

4.26     INVESTMENT INTENT.

                (A)   The   Shareholders   understand   that   each  certificate
                   representing the IBS Stock shall be imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN SOLD IN RELIANCE UPON EXEMPTIONS THEREFROM. THESE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE

REGISTRATION COVERING THESE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED THEREUNDER.

        (B) Each Shareholder is acquiring the IBS Stock for his own account, for investment purposes and not with a view to, or for sale in connection with, any distribution of such Shares or any part thereof.

        (C) Each Shareholder is (i) either (A) an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, or (B) is able to fend for himself in the transactions contemplated by this Agreement, (ii) has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (iii) has the ability to bear the economic risks of this investment, (iv) has had access to and has received such information regarding Buyer as is specified in subparagraph (b)(2) of Rule 502 promulgated under the Securities Act of 1933, as amended, and (v) without in any way limiting the Buyer's right or ability to rely on the representations and warranties made by the Shareholders in or pursuant to this Agreement, has been afforded prior to the Closing the opportunity to ask questions of, and to receive answers from, the Buyer and to obtain any additional information, to the extent the Buyer has such information or could have acquired it without unreasonable expense, all as necessary for the Shareholders to make an informed investment decision with respect to the purchase of the IBS Stock.

        (D) Each Shareholder understands and acknowledges that (A) the shares of IBS Stock to be sold and issued hereunder are unregistered and may be required to be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended, or an exemption from such registration is available; (B) the Buyer is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Shares, and (c) sales under Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), which provides for certain limited sales of unregistered securities, are not presently available with respect to the IBS Stock.

        (E) Each Shareholder acknowledges that the representations and warranties of Buyer in this Agreement or documents provided for herein represent the sole and exclusive representations and warranties of Buyer to the Shareholders in connection with the transactions contemplated hereby, and each Shareholder understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of The Buyer) are specifically disclaimed by Buyer.

5 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Shareholders as follows and acknowledges that the Shareholders and the

Company are relying on such representations and warranties, respectively, in connection with the merger contemplated herein:

5.1 ORGANIZATION AND STANDING. The Buyer is a corporation duly organized and validly existing and in good standing under the law of the State of Delaware. The Buyer has furnished to the Shareholders true and complete copies as the same are currently in effect of (i) the certificate of incorporation of the Company and all amendments thereto, certified by the Secretary of State of Delaware and certified as true and correct by the secretary of the Buyer, and (ii) the by-laws, as currently amended and in effect, of the Buyer, certified as true and correct by the secretary of the Buyer.

5.2 LEGAL CAPACITY; NO RESTRICTIONS. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate and stockholder actions on the part of the Buyer. This Agreement has been duly executed and delivered by a duly authorized officer of the Buyer and, assuming the due execution and delivery of this Agreement by the Shareholders and the Company, constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. The execution and delivery of this Agreement by the Buyer does not, and the performance by the Buyer of the transactions contemplated hereby to be performed by it will not (i) conflict with the certificate of incorporation or by laws of the Company, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which the Buyer is a party or to which it is bound, (iii) constitute a violation of any law or regulation applicable to the Buyer, or (iv) result in the creation of any Encumbrance upon any of the assets of the Buyer, excluding any such Encumbrances created by the refinancing of debt of the Company as more specifically described in Section 8.9 below.

5.3 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. The Buyer has complied with all existing material federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted, and neither the ownership nor use of Buyer's properties nor the conduct of their respective businesses conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of their respective (i) certificates of incorporation or by-laws, as currently amended and in effect, or (ii) any mortgage, indenture, deed of trust or material Encumbrances, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which Buyer are a party or by which they or any of their respective properties, assets or operations may be bound or affected or which might material adversely affect any such properties, assets or operations. Without limiting the generality of the foregoing, to the knowledge of the Buyer, neither of the Buyer nor any of their respective officers, directors, employees or agents has, directly or indirectly, made, promised to make, or authorized the making of, any offer, payment or gift of money or anything of value to any governmental official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of Buyer where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor has it maintained cash or anything of value, in an account or otherwise, not properly or accurately accounted for on the respective books and records of Buyer for this purpose.

5.4 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, no information contained in the any of the Buyer's SEC Filings (as defined below), as of the date of such SEC Filing, and no information contained in any other instrument furnished or to be furnished to Buyer pursuant to this Agreement as of the date of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. "SEC Filings" means the following: (i) the IBS Interactive, Inc. report on Form 10-Q Report with respect to the quarterly period ended September 30, 1999;
         (ii) the IBS Interactive, Inc. report on Form 10-K with respect to the annual period ended December 31, 1998; (iii) the IBS Interactive, Inc. report on Form 10-Q with respect to the quarterly period ended June 30, 1999; and (iv) the IBS Interactive, Inc. report on Form 10-Q with respect to the quarterly period ended March 31, 1999, all as supplemented by any and all reports on Form 8-K filed with the SEC by the Buyer.

5.5      INVESTMENT INTENT, ETC.

                (A)    The Buyer is acquiring the Shares for its own account for
                    investment,   and  not  with  a  view  to  the   resale   or
                    distribution thereof.

                (B)    The Buyer (i) is an "accredited investor" as that term is
                    defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, (ii) has the ability to bear the economic risks of this investment, (iii) has had access to and has received such information regarding the Company as is specified in subparagraph (b)(2) of Rule 502 promulgated under the Securities Act of 1933, as amended, and (iv) without in any way limiting the Shareholders' right or ability to rely on the representations and warranties made by the Buyer in or pursuant to this Agreement, has been afforded prior to the Closing the opportunity to ask questions of, and to receive answers from, the Shareholders and to obtain any additional information, to the extent the Shareholders have such information or could have acquired it without unreasonable expense, all as necessary for the Buyer to make an informed investment decision with respect to the purchase of the Shares.

                (C)      The Buyer  acknowledges  that the  representations  and
                    warranties of the Shareholders in this Agreement or the other documents to be delivered in connection herewith represent the sole and exclusive representations and warranties of the Shareholders to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, customer relationships, assets or liabilities of the Company) are specifically disclaimed by the Shareholders.

                (D)      The  Buyer  has  read  carefully  and  understands  the
                    disclosures contained in the Disclosure Letter.

5.6 FINDERS' AND BROKERS' FEES. Neither the Buyer nor anyone on behalf of the Buyer, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

5.7 CONSENTS. Except as contemplated in this Agreement, including obtaining the approval of Buyer's stockholders, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by the Buyer, (i) in order for this Agreement to constitute legal, valid and binding obligations of the Buyer or to authorize or permit the consummation by the Buyer of the transactions contemplated hereby or (ii) under or pursuant to any governmental or quasi-governmental permits, licenses, consents, authorizations or approvals held by or issued to the Buyer (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the transactions contemplated hereby.

5.8 CAPITALIZATION. The authorized capital stock of the Buyer consists of 11,000,000 shares of common stock, $0.01 par value per share ("IBS Stock"), of which 4,961,028 shares were issued and outstanding as of January 26, 2000 and 1,000,000 shares of preferred stock, $.01 par value per share, of which none was issued and outstanding as of January 31, 2000. All of the issued and outstanding shares of IBS Stock are, and all of the IBS Stock to be issued in exchange for shares of Capital Stock upon consummation of the merger contemplated herein, when issued in accordance with the terms of this Agreement, will be, duly authorized and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of IBS Stock has been, and none of the IBS Stock to be issued upon consummation of the merger contemplated herein will be, issued in violation of any preemptive rights of the current or past shareholders of the Buyer.

5.9 AUTHORITY OF THE MERGER SUBSIDIARY. The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware as a wholly-owned subsidiary of the Buyer. The authorized capital stock of the Merger Subsidiary consists of 100 shares of Merger Subsidiary Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by the Buyer free and clear of any Encumbrances. The Merger Subsidiary (a) has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated herein and to consummate the transactions contemplated hereby and thereby and (b) has taken all necessary corporate and shareholder action to authorize the approve the execution, delivery and performance of this Agreement and the other agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated herein have been duly and validly executed and delivered by the Merger Subsidiary and constitute valid and binding obligations of the Merger Subsidiary, enforceable against the Merger Subsidiary in accordance with their terms.

5.10 ACCOUNTING, TAX AND REGULATORY MATTERS. Neither the Buyer nor any affiliate thereof has any knowledge of any material fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any consents of any federal, state, county, local or other governmental or regulatory agencies having jurisdiction over the parties.

6      COVENANTS OF SHAREHOLDERS AND COMPANY PRIOR TO CLOSING.

6.1 CONDUCT OF BUSINESS PENDING CLOSING. Except as otherwise consented to in writing by the Buyer, the Shareholders shall cause the Company to conduct its business diligently only in the ordinary course and consistent with prior practice and the Company shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practice. The Shareholders shall use their best commercially reasonable efforts to preserve the business and organization of the Company intact to keep available to the Buyer the services of the present managers and employees of the Company, and to preserve for the benefit of the Buyer the goodwill of the suppliers and customers of the Company and others having business relations with the Company. The Shareholders shall give the Buyer prompt written notice of any material change in or addition to any of the information contained in the representations and warranties made herein by the Shareholders and/or the Company or in the Disclosure Letter to this Agreement which occur prior to the Closing Date. Without limiting the generality of the foregoing:

        (A) without the Buyer's prior written approval, the Shareholders shall not cause the Company to amend, modify, supplement or otherwise alter its certificate of incorporation or by-laws, as currently amended and in effect, or merge or consolidate or obligate itself to do so with or into any other entity;

        (B) without the Buyer's prior written approval, the Shareholders shall not cause the Company to enter into any contract, agreement, commitment or other understanding or arrangement except for those in the ordinary course of business which does not result in the incidence by the Company of an obligation in excess of $25,000;

        (C) the Shareholders shall cause the Company to comply in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted;

        (D) the Shareholders shall cause the Company to accurately prepare and duly and timely file all required federal, state, local and foreign Returns of the Company and pay all federal, state, local and foreign taxes (including, without limitation, taxes on properties, income, franchises, licenses and payrolls) shown on such Returns as required to be paid or otherwise payable without the preparation or filing of any Return; and

        (E) the Shareholders shall not cause the Company to declare or make any payment of distributions to its stockholders or upon or in respect of any capital stock, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any capital stock or securities.

        (F) the Shareholders shall not cause the Company to provide services or commit the Company to provide future services which result in (i) gross margins of less than 0%; (ii) guarantees, certifications, or warranties on the results of such services, including but not limited to Y2K and web-site security.

6.2 ACCESS, INFORMATION AND DOCUMENTS. Prior to the Closing Date, the Shareholders have given to Buyer and to Buyer's accountants, counsel and other representatives, full access during normal business hours to all property, contracts, commitments, books and records of the Company (including minute books and shareholder lists) and have furnished to Buyer all such documents and copies of documents (certified by a manager of the Company if requested) and information with respect to the affairs of the Company that Buyer has from time to time reasonably requested and has notified Buyer as to any unusual problems or developments, if any, with respect to the business of the Company prior to the Closing.

6.3 STOCK SPLITS; STOCK DIVIDENDS. In the event of any stock split or stock dividend with respect to the common stock of Buyer that becomes effective either prior to the Closing Date or prior to the delivery of the Reserved Shares, (i) the additional shares so issued with respect to the Stock Consideration Shares shall be added to the Stock Consideration Shares; and (ii) references contained in this Agreement to a specific number of shares of common stock of the Buyer or references herein to prices for or the fair market value of the common stock of the Buyer shall be adjusted accordingly.

6.4 TAX FREE NATURE OF TRANSACTION. The Buyer and the Shareholders shall each treat the transactions contemplated by this Agreement as a reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code (the "Code") with respect to which the Shareholders are not required to recognize any gain or loss and shall use their best efforts not to take any action, whether before, during or after the Closing, that would be inconsistent with or prevent the treatment of this transaction as such. The representations, warranties and covenants set forth in this Section 6.4 shall survive the Closing of the transaction. Notwithstanding the foregoing or any other provision in this Agreement, Buyer may undertake, in its sole discretion, a secondary public offering, a private placement, or the merger of Buyer into or the acquisition of Buyer by any other entity without liability to the Shareholders. Furthermore, in connection with the Company's acquisition of Powercerv Technologies Corporation's educational and consulting divisions, the Shareholders represent that such acquisition qualifies as a taxable transaction for federal income tax purposes, and covenant that the Shareholders will timely file Form 8594 with the Internal Revenue Service in connection with such acquisition.

6.5      TAX RETURNS.

        (A) To the extent permitted by law, the Shareholders, the Company and the Buyer shall cause each tax period of the Company to end on the Closing Date.

        (B) The Shareholders, at the Company's expense, shall prepare or cause to be prepared all Returns of the Company for taxable periods ending on or prior to the Closing Date. The Shareholders shall give a copy of each such Return to the Buyer at least forty-five (45) days prior to the due date of such Return, and, subject to the Buyer's reasonable review, the Buyer shall cause such Return to be timely filed and shall cause any taxes shown due and owing on such Return to be paid.

        (C) The Buyer shall prepare all other Returns of the Company on a basis consistent with the past practice (to the extent that such past practice constitutes a reasonable reporting position) of the Company and shall not make any election or take any position on any Return that would have an adverse effect on the Shareholders with respect to this transaction or any tax period beginning prior to the Closing Date. The Buyer shall not amend any Return of the Company relating to a tax period ending on or prior to the Closing Date, unless such amendment is as a result of an audit, administrative proceeding or court decision.

        (D)       In the case of any  Return  that  (i)  relates  to an  income, sales, value-added, franchise, gross receipts, employment, withholding, gains, or similar taxes and that (ii) is for a tax period that begins before and ends after the Closing Date, such Return shall be prepared on the basis of an interim closing of the books as of the Closing Date. In the case of any Return that
               (iii) relates to any property or similar tax and that (iv) is for a tax period that begins before and ends after the Closing Date, such taxes shall be allocated to period ending on or before the Closing Date on a daily basis.

        (E) Any refunds or credits of taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of the Shareholders and shall be paid by Buyer to the Shareholders within ten days after the Buyer or the Company receives or utilizes such refund.

        (F) The Buyer shall cooperate with the Shareholders in preparing the Returns or in responding to any audit or other judicial or administrative proceeding, including, but not limited to, making available to the Shareholders any accounting records of the Company or Buyer and executing such documents as are necessary for the filing of such Returns.

        (G) The Company shall pay all transfer, sales, gains, document recording, and similar taxes relating to the transactions set forth herein.

7    NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH.

        (A) Each representation, warranty, and covenant, including items in the Disclosure Letter referenced therein, made by the Shareholders and the Company shall survive the Closing Date until 18 months from the Closing Date. The statements, representations, warranties, covenants and agreements made or deemed made by the Shareholders and the Company in this Agreement shall not be affected or deemed waived by reason of the fact that Buyer or their representatives should have known that any such representation, warranty, covenant or agreement is or might be inaccurate in any respect unless the Shareholders can demonstrate that Buyer or their representatives had actual knowledge that any such representations, warranty, covenant or agreement is inaccurate in such respect. Any furnishing of information to Buyer by the Shareholders pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of the Shareholders or the Company to which Buyer shall have access or any information obtained by, or made available to, Buyer as a result of any investigation made by or on behalf of Buyer prior to or after the date of this Agreement, shall not affect Buyer's right to rely on any statement, representation, warranty, covenant or agreement made or deemed made by the Shareholders or the Company in this Agreement and shall not be deemed a waiver thereof unless the Shareholders can demonstrate that Buyer or its representatives had actual knowledge that any such statement, representation, warranty, covenant or agreement is inaccurate in such respect. Notwithstanding anything contained herein to the contrary, if the Buyer or any of its affiliates has actual knowledge on the Closing Date of an existing breach of any representation, warranty, covenant or agreement of the Shareholders, then the Shareholders shall not be liable for, nor in any manner responsible for, any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys' fees ("Damages") resulting from such breach, and the Buyer shall not be entitled to indemnification under this Agreement for such Damages. In the event of a change in control of Buyer in which a person or entity becomes the beneficial owner as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, of at least 50% of the then outstanding shares of IBS Stock, this Section 7(a) shall become null and void upon the consummation of such change in control.

        (B) Each representation, warranty, and covenant made or deemed made by the Buyer shall survive the Closing Date until 18 months from the Closing Date. The statements, representations, warranties, covenants and agreements made or deemed made by the Buyer in this Agreement shall not be affected or deemed waived by reason of the fact that the Shareholders or their representatives should have known that any such representation, warranty, covenant or agreement is or might be inaccurate in any respect unless the Buyer can demonstrate that the Shareholders or their representatives had actual knowledge that any such representations, warranty, covenant or agreement is inaccurate in such respect. Any furnishing of information to the Shareholders by Buyer pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of Buyer to which the Shareholders shall have access or any information obtained by, or made available to, the Shareholders as a result of any investigation made by or on behalf of the Shareholders prior to or after the date of this Agreement, shall not affect the Shareholders' right to rely on any statement, representation, warranty, covenant or agreement made or deemed made by Buyer in this Agreement and shall not be deemed a waiver thereof unless Buyer can demonstrate that the Shareholders or their representatives had actual knowledge that any such statement, representation, warranty, covenant or agreement is inaccurate in such respect.

        (C) The Buyer shall indemnify and hold harmless the Shareholders and their respective heirs, executors and legal representatives ("Shareholders' Indemnitees") from and against any and all Damages which may be sustained, suffered or incurred by any of the Shareholders' Indemnitees arising from or by reason of or in connection with (i) any breach of the representations, warranties or covenants made by the Buyer herein, (ii) the operation of the Surviving Company on or after the Closing Date (except with respect to any such item that is a Liability for purposes of
               Section 2.4), (iii) any taxes owed or payable by the Company with respect to any taxable year or portion thereof ending after the Closing Date, (iv) any other Liabilities asserted against sustained by or incurred by the Shareholders related to, associated with, or arising from any and all liabilities and obligations of the Company to the extent reserved on the Balance Sheet, and (v) obligations and liabilities incurred in the ordinary course of business since the date of the Balance Sheet and consistent with past practice. This indemnity shall survive the Closing; provided, however, that any claim for indemnification hereunder must be presented to the Buyer within 18 months of the Closing Date. Without limiting the generality of the foregoing, the Buyer agrees to assume any indebtedness for borrowed money of the Company listed in the Disclosure Letter and shall obtain a release of each of the Shareholders as a personal guarantor of any such indebtedness, as applicable. The Buyer shall indemnify and hold harmless the Shareholders' Indemnitees from and against any Damages which may be sustained, suffered or incurred by any of the Shareholders' Indemnitees arising from or by reason of or in connection with the Buyer's failure to obtain a release of the Shareholders' personal guaranties. The Buyer agrees that the release of the Shareholders' personal guaranties is merely incidental to the Merger and the assumption of the liabilities by the Buyer is done to continue the financial strength of the Company and its historic business. All Damages arising under clause (i) of this Section 7(c) shall not exceed $3,500,000 in the aggregate.

        (D) Each of the Shareholders severally and the Company, jointly with the Shareholders, shall indemnify and hold harmless the Buyer and the Surviving Corporation and their respective directors, officers, shareholders (except the Shareholders), employees, agents and representatives ("Buyer Indemnitees") from and against any and all Damages which may be sustained, suffered or incurred by any of the Buyer Indemnitees arising from or by reason of or in connection with any Liabilities or any other breach of the representations, warranties or covenants made by the Shareholders or the Company herein. This indemnity shall survive the Closing; provided, however, that any claim for indemnification hereunder must be presented to the Shareholders' Agent within 18 months of the Closing Date, provided, further however, from and after the Closing Date the Surviving Corporation shall have no indemnification liability to the Buyer Indemnitees pursuant to this Article 7 or otherwise. Each Shareholder shall only be liable for an amount of such liability equal to the same percentage thereof as equals his ownership interest in the Company set forth in the Disclosure Letter pursuant to Section 4.2. All Damages arising under this Section 7(d) shall not exceed $3,500,000, including any amounts applied as adjustments for Liabilities pursuant to Section 2.8. After the Closing Date, for a period of 18 months, Buyer agrees to cause the Surviving Corporation to either (i) maintain and pay the premiums for the Company's current errors and omissions liability insurance policy and during such 18 month period agrees to increase the coverage thereof by an additional $2,000,000 for a premium not exceed $10,000 per year, or (ii) terminate the Company's existing errors and omissions liability insurance policy, purchase a tail to such policy and amend the Buyer's policy to include the Surviving Corporation as a named insured. Any claims arising under this Section 7(d) shall be satisfied, first, by reimbursement under such errors and omissions insurance policy, to the extent available, second, by making adjustments pursuant to Section 2.8 (to the extent the Damages are Liabilities and are included in the adjustments made pursuant to
               Section 2.8) to the extent available, third, by reducing the principal of and accrued and unpaid interest on the Notes using the same reduction formulas contained in Section 2.8(a) (except substituting the amount of Damages for the amount of Liabilities), and fourth, if the principal of and interest on the Note are reduced to -0-, the balance shall be paid in cash.

8 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The Merger is subject to the conditions set forth in this Section 8 for the exclusive benefit of the Buyer to be fulfilled on or prior to the Closing Date. The Buyer may, however, waive the fulfillment of any of these conditions, either before or after the Closing Date, but any waiver, to be binding upon Buyer, must be by a writing duly executed by it. The Shareholders shall use commercially reasonable efforts to cause each condition to be fulfilled.

 8.1 REPRESENTATIONS. All representations and warranties of Shareholders and the Company contained in this Agreement and the Disclosure Letter shall be true and correct in all material respects when made and such representations and warranties shall be deemed to be, as of the Closing Date, true and correct in all material respects.

 8.2 PERFORMANCE OF AGREEMENTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Shareholders and/or the Company at or prior to the Closing Date shall have been duly and properly performed or fulfilled in all material respects.

 8.3 NO ADVERSE CHANGE. On the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business (financial or otherwise) of the Company from that shown or reflected in the Interim Financial Statements. As of the Closing Date, there shall not have occurred an event which, in the reasonable opinion of Buyer, materially and adversely affects or may materially or adversely affect the operations, business or, except as set forth in the Disclosure Letter, prospects of the Company.

 8.4 DOCUMENTS. All documents required to be delivered to Buyer at or prior to the Closing Date shall have been duly delivered.

 8.5 NO LITIGATION. On the Closing Date, except as set forth in the Disclosure Letter, no action or proceeding shall be pending or, to the knowledge of the Shareholders, threatened by any person, firm, corporation, or governmental authority which questions, or seeks to enjoin or prohibit (a) the purchase and sale of the capital stock and the other transactions contemplated by this Agreement or (b) the right of the Company to conduct its operations and carry on its business in the normal course and in accordance with past practice.

 8.6 EMPLOYMENT AND OTHER AGREEMENTS. Sean D. Mann and Roy E. Crippen III shall have entered into the employment agreements, stock transfer restriction and other agreements with Buyer substantially in the forms as set forth in the Disclosure Letter or as attached as an exhibit hereto.

 8.7 CONVERSION OF CONVERTIBLE DEBT. All convertible debt of the Company as set forth in the Disclosure Letter shall have been converted into the common stock of the Company, such shares of common stock shall be outstanding as of the Closing Date and shall be outstanding for the purposes of Section 2.1 hereof. In addition, each recipient of Stock Consideration Shares not a party to this Agreement shall deliver to Buyer an investment letter containing, in substance, the representations contained in Section 4.25 hereof in form satisfactory to Buyer.

 8.8 REFINANCING OF DEBT. The Company's debtholders shall have agreed in writing to the assignment by the Company, and the assumption of the Buyer, of the Company's long-term notes and long-term line of credit as set forth in the Disclosure Letter, upon terms and conditions reasonably satisfactory to the Buyer in its sole discretion. Buyer and the Company agree to use their best efforts to provide such debtholders with all information required in connection with obtaining such agreement.

 8.9 CANCELLATION OF OPTIONS. The Company and each holder of, or any person with whom the Company has any oral or written understanding, commitment or promise to issue or grant, any option, warrant or other right to acquire capital stock of the Company shall have entered into a written agreement reasonably satisfactory in form and substance to the Buyer canceling said options, warrants, other rights, understandings, commitments or promises, which agreements shall contain releases of the Company with respect thereto, and copies thereof shall have been delivered to the Buyer.

9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS. The Merger is subject to the conditions set forth in this Section 9 for the exclusive benefit of Shareholders to be fulfilled on or prior to the Closing Date. Shareholders may, however, waive the fulfillment of any of these conditions, either before or after the Closing Date, but any waiver, to be binding upon Shareholders, must be by a writing executed by, or on behalf of, them. Buyer shall use commercially reasonable efforts to cause each condition to be fulfilled.

9.1 REPRESENTATIONS. All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects when made and such representations and warranties shall be deemed to be, as of the Closing Date, true and correct in all material respects.

 9.2 PERFORMANCE OF AGREEMENTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or prior to the Closing Date shall have been duly and properly performed or fulfilled in all material respects.

 9.3 DOCUMENTS. All documents required to be delivered to Shareholders at or prior to the Closing shall have been duly delivered.

 9.4 EMPLOYMENT AND OTHER AGREEMENTS. Sean D. Mann and Roy E. Crippen III shall have entered into the employment, stock transfer restriction and other agreements with Buyer substantially in the forms as set forth in the Disclosure Letter or as attached as an exhibit hereto.

 9.5 TAX MATTERS. The Shareholders shall have received a written opinion of Stites & Harbison, in form reasonably satisfactory to the Shareholders (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of the Company's common stock for the IBS Stock will not give rise to gain or loss to the Shareholders with respect to such exchange (except with respect to any cash received), and (iii) none of the Company, the Merger Subsidiary or the Buyer will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of the Company, the Shareholders and the Buyer reasonably satisfactory in form and substance to such counsel.

 9.6 NO ADVERSE CHANGE. On the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business (financial or otherwise) of Buyer from that represented to the Shareholders as of the date hereof. As of the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Shareholders, materially and adversely affects or may materially or adversely affect the operations, business or prospects of the Buyer.

 9.7 BOARD OF DIRECTORS. Buyer shall have caused its Board of Directors to elect Roy E. Crippen III as a director of Buyer effective upon the Closing.

10 DELIVERIES BY SHAREHOLDERS AT THE CLOSING. On the Closing Date, and subject to the terms and conditions set forth herein, the Shareholders shall deliver to
Buyer:

        (A) Certificates evidencing all of the shares of Capital Stock and the shares of the Capital Stock issued upon the conversion of the convertible debt, together with stock transfer powers with respect thereto duly executed by the Shareholders or other holders;

        (B)       The books and records of the Company;

        (C)       Resolutions  of  the  Company's  Board    of  Directors    and
               Shareholders approving the transactions contemplated hereby;

        (D) Executed employment agreements, referenced in Section 8.6 above;

        (E)       Executed stock transfer  restriction agreement,  referenced in
               Section 2.10 above;

        (F) The written resignations, effective immediately, of any and all of the present officers and directors of the Company;

        (G)       Executed assignment(s) of long-term notes and line of credit;
               and

        (H)       Certificate   of   Officer   of  the   Company   and   of  the
               Shareholders that representations and warranties of the Company are true and correct as of Closing Date

        (J) Certificates of Good Standing for the Company in Florida and any state where it is qualified to do business; and

        (K)       Such additional items as Buyer may reasonably request.

11 DELIVERIES BY BUYER ON THE CLOSING DATE. On the Closing Date, and subject to the terms and conditions set forth herein, Buyer shall deliver to the
Shareholders:

        (A) The Stock Consideration Shares, excluding the Reserved Shares, and the Notes;

        (B)      Executed assumption(s) of long-term notes and line of credit;

        (C)      Executed employment agreement referenced in Section 9.4 above;

        (D) Resolutions of the Buyer's Board of Directors and shareholders approving the transactions contemplated hereby;

        (E) Resolutions of the Merger Subsidiary's Board of Directors and sole shareholder approving the transaction contemplated hereby;

        (F)      Executed assumptions of the long-term notes and line of credit;

        (G)      Tax opinion referenced in Section 9.5 above;

        (H)      Officer's   certificate  of  Buyer  that   representations  and
               warranties of the Buyer are true and correct as of Closing Date;

        (I) Such additional items as the Shareholders may reasonably request.

12 EXPENSES. The Buyer shall bear and pay the legal, accounting and other expenses of the Buyer associated with the consummation of the transactions contemplated hereby. The Company shall bear and pay the legal, accounting and other expenses of the Company associated with the consummation of the transactions contemplated hereby up to $60,000.

13 PUBLICITY. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or otherwise publicize the execution and delivery of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written approval of the form and content of such press release or publicity by the Buyer or the Shareholders, as applicable; provided, however, that Buyer may make public disclosures that it believes in good faith are required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the Buyer will use its best efforts to advise the other parties prior to making such disclosure).

14     MISCELLANEOUS.

14.1 NOTICES. Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, postage pre-paid; or by telecopier or other electronic means, as follows:

         If to Buyer:

                     IBS Interactive, Inc.
                     2 Ridgedale Avenue, Suite 350
                     Cedar Knolls, New Jersey 07927
                     Attention: Nicholas Loglisci, Jr., President & CEO

                     with a copy to:

                     Brian W. Seidman, Esq.
                     600 Third Avenue
                     New York, New York  10016

         If to Shareholders:
                     Sean D. Mann
                     Shareholders' Agent
                     33 Solana Road

                     Ponte Vedra Beach, Florida 32082

                     with a copy to:
                     Stites & Harbison
                     400 West Market Street, Suite 1800
                     Louisville, Kentucky 40202
                     Attn:   Cynthia L. Coffee, Esq.

         Any party hereto may change its address for the purpose of this Agreement by notice to the other parties given as aforesaid.

 14.2 ENTIRE AGREEMENT. This Agreement, together with the Disclosure Letter and the agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and the transactions contemplated hereby and collectively supersede any and all prior oral or written negotiations, commitments, understandings and agreements between the Shareholders and the Buyer with respect thereto. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by the Buyer and the Shareholders' Agent.

 14.3 DEFINITION OF KNOWLEDGE. "Knowledge" means the actual knowledge of the person making a representation or warranty under this Agreement. In the case of the Buyer, "knowledge" means the actual knowledge of the officers of the Buyer.

 14.4 DISCLOSURE LETTER PART OF AGREEMENT. The Disclosure Letter referred to herein and delivered to Buyer pursuant hereto, including any amendments thereto or changes therein delivered to Buyer on or prior to the Closing Date, shall be deemed part of this Agreement as fully and effectively as if set forth at length herein. The terms used in said Disclosure Letter will have the same meanings as such terms have in this Agreement unless a contrary intention is clearly manifested therein.

 14.5 SEVERABILITY. In the event that any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction for any reason, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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

 14.6 NO WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

 14.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors and assigns. Except as hereafter provided, this Agreement shall not be assigned by either Buyer, Company or Shareholders and any attempted assignment shall be void.

 14.8 PERSONS HAVING RIGHTS UNDER THIS AGREEMENT. Except as provided in the Disclosure Letter, nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement contemplated hereby. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

 14.9 HEADINGS. The article and section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles or sections.

 14.10 GOVERNING LAW; JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. ALL ACTIONS BROUGHT WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT IN FEDERAL COURT FOR THE NORTHERN DISTRICT OF FLORIDA. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN SUCH FEDERAL COURT.

 14.11 FURTHER ASSURANCES. The Shareholders and the Buyer shall cooperate and take such actions and execute and deliver such other documents, at or prior to the Closing or subsequent thereto as may be reasonably requested by any other party hereto in order to carry out this Agreement and the transactions contemplated thereby.

 14.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

 14.13 REMEDIES. To the extent permitted by law, Sections 2 and 7 contain the sole and exclusive remedies for all claims among the parties relating to this Agreement or any other document executed and delivered by the parties in connection herewith and the transactions contemplated hereby, all of which claims shall be made pursuant to, and subject to, Sections 2 and 7.

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

 14.14 CERTAIN DEFINITIONS. As used herein, the word "person" shall include an individual and entity of any kind.

 14.15 ENTIRE AGREEMENT. This agreement (together with the Disclosure Letter) and the agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and collectively supersede all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral), between the parties with respect to the subject matter hereof.


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


 14.16 SHAREHOLDERS' AGENT. Each Shareholder hereby appoints Sean D. Mann as such Shareholder's agent, attorney-in-fact and representative ("Shareholders' Agent"), to do any and all things and to execute any and all documents, in such Seller's name, place and stead, in any way which such Shareholder could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, amending, canceling, extending or waiving any term of this Agreement, to bring claims for and defend claims against liabilities and Additional Liabilities pursuant to the terms of this Agreement and to enter into settlement negotiations and to settle claims thereunder, and to accept notices pursuant to of this Agreement. Each of the other parties hereto shall be entitled to rely, as being binding upon each Shareholder, upon any document reasonably believed by it to be genuine and correct and to have been signed by the Shareholders' Agent, and no other party shall be liable to any Shareholder for any action taken or omitted to be taken by it on such reliance.

 14.17 ISSUANCE OF CERTAIN OPTIONS. The Buyer agrees to place its 2000 Stock Option Plan on the agenda for approval at the regular annual meeting of the Buyer's shareholders, which Buyer shall use its best efforts to hold on or prior to June 30, 2000. If the Buyer's 2000 Stock Option Plan is approved by Buyer's Stockholders, as soon as practicable after the Closing Date the Buyer shall grant to those employees of the Surviving Company identified in the Disclosure Letter options to purchase an aggregate 135,000 shares of IBS Stock, in such amounts for each employee as is set forth in the Disclosure Letter. All such options shall be granted in accordance with, and shall be subject to, the terms and provisions of said 2000 Stock Option Plan. The Shareholders' Representative shall have the right, by written notice to the Buyer, to make immaterial changes to the allocation of said options set forth in the Disclosure Letter among the employees listed therein and/or a reasonable reallocation of the number of options to be so granted to account for employees no longer in the employ of the Surviving Corporation or newly hired employees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


Shareholder                                     Shareholder

/s/ Sean D. Mann                                 /s/ Roy E. Crippen III
-------------------------------                 ------------------------------
Name: Sean D. Mann                               Name: Roy E. Crippen III
Shareholder                                             Shareholder


/s/ Michael E. Mandt                              /s/  Ali A. Husain
-------------------------------                 ------------------------------
Name: Michael E. Mandt                           Name: Ali A. Husain
Shareholder

 /s/ Robert E. Siegmann
-------------------------------
Name: Robert E. Siegmann


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


                                                digital fusion, inc.


                                                By: /s/ /s/ Sean D. Mann
                                                   Name: Sean D. Mann
                                                  Title: President

                                                IBS INTERACTIVE, INC.


                                                By: /s/ Nicholas Loglisci, Jr.
                                                   Name: Nicholas Loglisci, Jr.
                                                   Title: CEO

                                                DIGITAL FUSION ACQUISITION CORP.


                                                By:/s/ Howard B. Johnson
                                                   Howard B. Johnson, President


















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